Exhibit 99.1

   Amen Properties, Inc. Completes Acquisition of Priority Power Management; Leading Energy Management Consulting Firm Added to Portfolio of Value-Based
                                   Businesses

    MIDLAND, Texas--(BUSINESS WIRE)--June 1, 2006--Amen Properties, Inc. ("Amen") (NASDAQ:AMEN), with headquarters in Midland, TX, today announced that it has completed its acquisition of all of the outstanding partnership interests in Priority Power Management, Ltd.
and PPM Dallas, Ltd. (collectively, "Priority Power Management") pursuant to a Securities Purchase Agreement by and between the Company and its subsidiary, NEMA Properties LLC, and the partners of Priority Power Management dated May 18, 2006.
    Priority Power Management is a leading Texas-based independent energy management and consulting services firm to large commercial and industrial clients. The firm provides unbiased and objective energy management services in the areas of energy information, supply and risk management and demand-side management in 22 states, primarily Texas. Its client base includes oil and gas companies, industrial manufacturing, healthcare, commercial real estate, governmental, education, food service, retail and financial services firms. Since its establishment in 2001, Priority Power Management has procured and managed in excess of $800 million of power and natural gas on behalf of others from its offices in Midland/Odessa, Dallas/Fort Worth and Houston.

    Priority Power Management business highlights:

    -- Management staff has over 150 years of combined experience in regulated and deregulated energy markets;

    -- Approximately 800 clients representing approximately 6,500 utility accounts;

    --  Over 750MW of peak power demand under management;

    --  Over 3.5 TWh of power managed annually; enough to power
        200,000 residential homes a year;

    -- Managing power requirements for 32 of the top 100 independent oil and gas producers in Texas, which represents estimated annual production of 600 Bcf/yr of natural gas and 75 MMb/yr of oil;

    -- An estimated 13.6 Bcf of natural gas financial positions managed annually;

    -- An estimated 8.6 Bcf of natural physical natural gas managed annually;

    -- Endorsed by industry associations such as the Texas Chemical Council, Association of Chemical Industry of Texas, the Texas Hospital Association, the Dallas Forth Worth Hospital Council, the Texas Bankers Association and the Independent Bankers Association of Texas.

    The Company believes that Priority Power Management's business will be complimentary to its retail electricity provider business conducted by the Company's subsidiary, W Power and Light, LP.
    "We are extremely pleased to have completed this acquisition of Priority Power Management," said Mr. Eric Oliver, CEO and Chairman of the Company. "As last year proved, the retail electricity provider business is challenged in a rising and volatile energy market. During that same period, Priority Power Management experienced growth as more end users sought out expert advice on how to manage their price and minimize budget impacts from a rising market. The addition of Priority Power Management will add a value-based organization that is complementary to other businesses of the Company."
    Priority Power Management will continue to be led by its existing management team, including principals Mr. Pat Ennis of Midland, Texas and Mr. John Bick of Arlington, Texas. Mr. Bick and Mr. Ennis bring extensive energy expertise into the Company.
    Mr. Ennis, the first employee of Priority Power Management, worked 20 years with TXU Energy in various roles, all involving customers, and prior to leaving TXU, he was the Key Account Executive responsible for large oil and gas producers. In January 2001, Mr. Jon M. Morgan, along with a close group of limited partners, founded Priority Power Management to focus on helping customers navigate through the onset of electricity deregulation in Texas.
    Mr. Bick was formerly Director of Strategic Business Development at TXU Energy, where he developed comprehensive energy outsourcing engagements across North America for Fortune 500 companies. After 15 years at TXU Energy, he joined Priority Power Management in August 2003 and has since been responsible for business development and leading the strategic direction of the firm.
    "Today's energy markets present end use customers with difficult challenges, both operationally and financially. Companies are looking for expert assistance in obtaining the lowest cost energy supply for their operations and keeping it low over long periods of time, not to mention solutions for lowering energy consumption all together," said Mr. Bick. "Most end users do not have the internal resources required to manage energy. We act as an extension of our client's staff, bringing experienced energy professionals and access to valuable market information. By developing sound energy management strategies and deploying proven processes, Priority Power Management is able to deliver significant value to our clients in energy savings and future cost avoidance."
    Priority Power Management will continue to operate as an independent and objective organization representing its clients' best interests. To maintain this independence and complete objectivity, Amen's retail electricity provider subsidiary, W Power & Light, will not participate in the competitive bids of any of Priority Power Management's aggregation pools.

    About Amen Properties, Inc.

    AMEN Properties, Inc., a real estate and energy company, engages in the ownership and management of real estate and energy related business ventures. As of March 31, 2006, the company has a commercial real estate portfolio consisting of majority ownership in two commercial office properties located in Midland, Texas comprising over 428,000 square feet of leasable area. In 2004, the Company commenced commercial retail electricity provider operations with the formation of W Power & Light, LP. W Power's primary business is providing retail electricity across Texas. W Power is very active in wholesale natural gas and electricity markets, and manages all of its own wholesale energy requirements.

    CONTACT: Amen Properties, Inc.
             John M. James, 432-684-3821
             jjames@amenproperties.com
              or
             Priority Power Management
             John Bick, 817-261-5100
             jbick@prioritypower.net